Exhibit 10.6

AMY FORSTER SEVERANCE AGREEMENT
SEVERANCE AGREEMENT

This Severance Agreement is entered into this 22nd day of July, 2013, by and among Westell
Technologies, Inc., a Delaware corporation and Westell, Inc., an Illinois corporation
(collectively, "the Company") and Amy T. Forster ("Executive").

RECITALS

A.	The Company desires to continue to retain Executive and recognizes the valuable services the Executive has rendered and is expected to render in the future, and desires assurance the Executive will provide her active participation in the business of the
Company; and

B.	The Executive wishes to be continue to serve the Company but desires the assurances and benefits provided by this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the Company and the Executive hereby agree as follows:

1.	Termination by Company with Severance Pay and Severance Benefits. The
Company may at any time terminate Executive's employment without Cause or reason, by delivery to Executive of a termination notice. Upon a termination of employment by the
Company without Cause, Executive shall be entitled to Severance Pay and Severance Benefits upon execution (within 30 days from the date of such termination) and effectiveness of a general release of the Company and its affiliates generally in the form attached as Exhibit A hereto (to be updated by the Company to reflect the then particular circumstances and any legal requirements)
and the expiration of any revocation period thereunder without revocation.

Such Severance Pay and Severance Benefits are in lieu of and not in addition to any post termination payments or benefits to which Executive may otherwise be entitled in accordance with Company policy, practice or any other agreement.

2.	Termination without Severance Pay or Severance Benefits. The Company may at any
time terminate the Executive for Cause, effective upon delivery to the Executive of a termination notice. Executive shall not be entitled to Severance Pay or Severance Benefits if the Executive
dies, becomes disabled such that she is unable to perform substantially all of her duties
(notwithstanding the provision of any reasonable accommodation) for one hundred twenty (120)
days during any period of 365 consecutive calendar days, resigns her position, or is terminated by the Company for Cause at any time.

3.Forfeiture of Severance Pay and Severance Benefits. If Executive shall breach (other than an immaterial and inadvertent breach) any obligation of confidentiality, nondisclosure or nonsolicitation under this or any other written agreement in effect between Executive and the
Company or its affiliates, then in addition to any rights the Company has under those agreements to enjoin action and recover damages, the Company shall be released from any further obligation to pay Severance Pay or provide Severance Benefits to the Executive.

4.No Obligation to Seek Further Employment. Executive shall not be required to seek other employment, nor shall the amount of any Severance Payment provided hereunder be reduced by any compensation earned by the Executive by virtue of other employment after the date of termination of Executive's employment with the Company.

5.Effect on Other Contractual Rights. The provisions of this Agreement, and any payment provided hereunder, shall not reduce any amounts otherwise payable, or in any way diminish Executive's existing rights to COBRA benefits or vested benefits under retirement plans of the Company, but except for contractual rights under issued and outstanding stock options owned by the Executive, are provided in lieu of any other termination benefits or severance payment obligations under any policy or practice of the Company now or hereafter in effect.

6.Confidential Information. Executive acknowledges that the information, observations and data obtained by her during the course of her employment by the Company concerning the affairs of the Company and its affiliates (the "Company Information") are confidential and are the property of the Company or its affiliates. Executive hereby agrees that she shall not disclose to any unauthorized person or use for her own account or for the account of any third party any
Company Information without the Company's written consent, unless and then only to the extent it becomes generally known to and available for use by the public other than as a result of
Executive's acts or failure to act. Executive shall use her best efforts to prevent the unauthorized misuse, espionage, loss or theft of the Company Information. Executive further agrees to deliver to the Company at the termination of her employment, or at any other time the Company may request in writing, all memoranda, notes, plans, records, reports and other documents (and copies thereof) relating to Company that Executive may then possess or have under her control.

7.No Solicitation. Whether or not Executive is entitled to Severance Pay or Severance
Benefits, Executive shall not, for one year following termination: (a) induce or attempt to induce any person who is employed by the Company or one of its direct or indirect subsidiaries in any capacity to leave such person's position, or in any way interfere with the relationship between the
Company or one of its direct or indirect subsidiaries and such person, or (b) hire directly or through another entity, in any capacity, any person who was employed by the Company or one of its direct or indirect subsidiaries within 12 months prior to termination of Executive's employment, unless and until such person has been separated from employment with the Company or one of its direct or indirect subsidiaries for at least six months.

8.Definitions:

"Severance Pay"	means an amount equal to twelve months base salary at the base salary rate in effect for Executive as of the effective date of the termination, payable in regular installments at the time salary would have been payable (with each payment being treated as a separate payment for purposes of Section 409A); provided,
however, that such payments shall be deferred until the six-month anniversary of the date of Executive's separation from service only to the extent that deferral to such anniversary date is required to comply with the provisions of Section 409A.

"Severance Benefits"	means continued benefits under COBRA for Executive and those of her dependents who were covered dependents as of the effective date of the termination, which the Company shall continue to pay for the Company portion of the required premium or contribution during the period in which the Executive is receiving severance payments from the Company in the amount which the Company
was remitting on behalf of the Executive prior to her termination.
The Executive shall be required to continue to pay that portion of any premiums or contributions that the Executive was remitting prior to her termination to maintain such benefit (subject to any increases imposed by the benefit plan).

"Cause"	means (i) theft, dishonesty, fraudulent misconduct, unauthorized disclosure of trade secrets, gross dereliction of duty or other grave misconduct on the part of the Executive that is substantially injurious to the Company or one of its direct or indirect
subsidiaries; (ii) the Executive's willful act or omission that she knew would have the effect of materially injuring the reputation, business or prospects of the Company or one of its direct or indirect subsidiaries; (iii) the failure by Executive to comply with a particular directive or request from the Board of the Company or one of its direct or indirect subsidiaries, regarding a matter material to the Company or one of its direct or indirect subsidiaries, and the failure thereafter by Executive to reasonably address and remedy such noncompliance within thirty (30) days (or such shorter period as shall be reasonable or necessary under the circumstances)
following Executive's receipt of written notice from such Board confirming Executive's noncompliance; (iv) the taking of an action by Executive regarding a matter material to the Company or one of its direct or indirect subsidiaries, which action Executive knew at the time the action was taken to be specifically contrary to a particular directive or request from the Board of the Company or one of its direct or indirect subsidiaries; (v) the failure by
Executive to comply with the written policies of the Company or one of its direct or indirect subsidiaries, regarding a matter material to the Company, or such subsidiary, including expenditure
authority, and the failure thereafter by Executive to reasonably address and remedy such noncompliance within thirty (30) days
(or such shorter period as shall be reasonable or necessary under the circumstances) following Executive's receipt of written notice from such Board confirming Executive's noncompliance, but such opportunity to cure shall not apply if the failure is not curable; (vi)
Executive's engaging in willful, reckless or grossly negligent conduct or misconduct which, in the good faith determination of the Board of the Company or one of its direct or indirect
subsidiaries, is materially injurious to the Company or one or more of its direct or indirect subsidiaries, monetarily or otherwise; (vii)
the aiding or abetting a competitor or other breach by the
Executive of her fiduciary duties to the Company or one of its direct or indirect subsidiaries for which she serves as officer or director; (viii) a material breach by Executive of her obligations of confidentiality or nondisclosure or (if applicable) any breach of
Executive's obligations of nonsolicitation under this Agreement;
(ix) the use or knowing possession by Executive of illegal drugs on the premises of the Company or one of its direct or indirect subsidiaries; (x) Executive is convicted of, or pleads guilty or no contest to, a felony or a crime involving moral turpitude; or (xi) the
Executive's consent to an order of the Securities and Exchange
Commission for the Executive's violation of the federal securities laws.

9.	Notice. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested and postage prepaid, addressed, in the case of Executive, to her latest address in the Company records, and in the case of the Company, to the Company's principal office, provided that all notice to the
Company shall be directed to the attention of the Board of Directors with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

10.Waiver, Amendment and Integration. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. This Agreement sets forth the complete agreement of the Company with regard to any post termination payment and benefits.

11.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, excluding conflicts of law principles.

12.No Employment Contract. Nothing in this Agreement shall be deemed to constitute a contract or guaranty of employment or alter the at-will status of Executive's employment.

13.Validity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

14.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

15.Tax Effect. All payments and benefits provided hereunder shall be provided net of applicable withholding.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective
Date.

Westell Technologies, Inc..

By: /s/ Richard S. Gilbert
_____________________
Title: Chief Executive Officer

Westell, Inc.

By: /s/ Richard S. Gilbert
_____________________
Title: Chief Executive Officer

/s/Amy T. Forster
_________________________
Amy T. Forster